Exhibit 10.Z

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 23rd day of January, 2004 ("Effective Date") by and between Fleetwood Homes of Georgia, Inc., a Georgia corporation with its principal offices in Douglas, Georgia ("Seller") and Decorator Industries, Inc., a Pennsylvania corporation with its principal offices in Pembroke Pines, Florida ("Buyer").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, Seller owns and operates a window covering and bed covering and other decor related manufacturing business from a manufacturing plant and other facilities located at 2118 and 2122 Broxton Road, Hwy. 441 North in Douglas, Georgia, the operation of which is referred to as the "Business"; and

         WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, the Purchased Assets (as defined in Section 1.1) on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the premises, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

         1.1 Purchased Assets. Subject to the terms and conditions set forth in this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and other obligations of Seller and Buyer in this Agreement, at the Closing (as defined in Section 3.1), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller all of Seller's rights, title and interest in and to the Purchased Assets, free and clear of all liens, charges, claims, pledges, security interests and encumbrances of any nature whatsoever (collectively, "Liens"), except for those Liens set forth on Exhibit A as "Permitted Encumbrances." For purposes of this Agreement, "Purchased Assets" shall mean and include all of those personal, tangible and intangible properties, and the real property and improvements of Seller, used in connection with the operation of the Business, other than the Excluded Assets (as defined in Section 1.3 below), including, without limitation, the following assets, properties and rights owned, leased, used or held for use by Seller and used in connection with the operation of the
Business:

         Without in any way limiting the scope of the assets being transferred to Buyer hereunder, said assets include the real estate set forth on Appendix I located at 2118 Broxton Road, Highway 441 North, Douglas, Georgia, including all buildings, improvements, structures, easements, hereditaments and appurtenances, all machinery, equipment and vehicles (including those listed on Appendix II), fixtures, stock in trade, inventories of merchandise (raw and processed materials), supplies, tools, furniture, designs and drawings.

         1.2 Excluded Assets. Notwithstanding the generality of Section 1.1, Seller shall retain from and after the Closing all of its rights, title and interest in and to, and shall exclude from the sale, conveyance, assignment and transfer to Buyer, all of the following assets, properties and rights (collectively, the "Excluded Assets"):

                  (a) Any and all cash or investments owned or held by Seller;

                  (b) Any and all security deposits;

                  (c) Accounts receivable;

                  (d) any and all contracts;

                  (e) Rights which accrue or will accrue to Seller under this Agreement;

                  (e) excess inventory, if any, referred to in Section 2.1;

                  (f) Subject to Section 6.1(h), two buildings located at 2122 Broxton Road, Highway 441 North, Douglas, Georgia;

                  (g) Oracle system software and connectivity rights;

                  (h) Any signs or other items with Fleetwood name, logo or other Fleetwood identification;

                  (i) Employee files and all documents, reports, files and computer data (hard copies and electronic data) pertaining to the business or its operation, except that Fleetwood will provide, at Decorator's expense, if so requested, copies of any or all vendor and customer invoices dated up to 12 months prior; and

                  (j) Sony digital handycam.

         1.3 Liabilities of Seller Assumed by Buyer. Buyer will not assume, or in any way be liable or responsible for any debts, claims, demands, liabilities or obligations of Seller (whether or not referred to in any Exhibit and/or appendix hereto), except as specifically provided in this Section 1.3, and Seller represents, warrants and agrees that Buyer shall not be or become liable for any debts, claims, demands, liabilities or obligations of Seller not expressly assumed in this Section 1.3 of any kind whatsoever, whether fixed or contingent, known or unknown. Without limiting the generality of the foregoing, Buyer shall not assume (i) any purchase or sale commitments, contracts, leases, licenses, permits, supply arrangements or any other agreements or arrangements to which Seller is a party or by which it is bound, except as set forth on
Schedule 1.3, or unless Buyer at Closing expressly assumes any of same in writing; (ii) any liability or obligation of Seller for any personal injury or property damage claim heretofore or hereafter made for occurrences prior to the Closing (iii) any liability or obligation of Seller for any claim heretofore or hereafter made in respect of any express or implied representation, warranty, agreement or guarantee made (or claimed to have been made) by Seller, or imposed or asserted to be imposed by operation of law, in respect of any product sold and delivered on or before the Closing; or (iv) any unpaid taxes; interest and/or penalties due or owing by Seller to any taxing or governmental authority for all periods prior to the Closing.

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                                   ARTICLE 2

         2.1 Purchase Price. In reliance upon the representations, warranties, covenants and agreements of Seller contained herein, and in exchange for the Purchased Assets, and the covenants contained herein, at Closing, Buyer shall pay or cause to be paid to Seller the purchase price (the "Purchase Price") of Five Million Dollars ($5,000,000), which price includes One Million Dollars ($1,000,000) of inventory, but which price will be adjusted for the agreed upon value of the inventory, as set forth below.

                  (a) Buyer shall pay Four Million Dollars ($4,000,000) of the Purchase Price to Seller at Closing in immediately available funds by wire transfer to such account or accounts as shall be designated in writing by Seller.

                  (b) Buyer shall pay for up to One Million Six Hundred Fifty Thousand Dollars ($1,650,000) of "usable" raw material and work in process inventory, defined as any inventory that is clearly not spoiled or obsolete or of below-standard quality. Such inventory shall be priced at the lower of cost or fair market value, on a First-In, First-Out basis, in accordance with GAAP. Any inventory in excess of that identified for purchase by the Buyer will be retained by the Seller, but Buyer will purchase, at a price equal to the lower of Seller's cost or current market price of new material, on an as needed basis, any such excess material that meets Seller's current requirements for product.

                  (c) If usable inventory as determined by the parties is valued at One Million Dollars ($1,000,000) to One Million Six Hundred Fifty Thousand Dollars ($1,650,000), Buyer shall pay Seller the value of the inventory one (1) year from Effective Date plus interest at four percent (4%) per annum from Closing in immediately available funds by wire transfer to such account or accounts as determined in writing by Seller.

                  (d) If usable inventory as determined by the parties is valued at less than One Million Dollars ($1,000,000), the Purchase Price shall be reduced by a sum equal to the value by which the inventory is less than One Million Dollars ($1,000,000), with the balance of the Purchase Price in excess of Four Million Dollars ($4,000,000) payable one (1) year from the Effective Date at four percent (4%) interest per annum in immediately available funds by wire transfer to such account or accounts as determined in writing by Seller.

                  (e) Any significant inventory remaining on December 31, 2004, will be retuned to Fleetwood and the price of purchased inventory will be adjusted accordingly.

         Representatives of the Seller and Buyer shall take inventory on Friday, January 23 and Saturday, January 24, 2004, and shall prepare a list and value thereof. The settlement date for the determination and valuation of usable inventory shall take place on or before February 23, 2004. The Buyer shall pay Seller, on January 23, 2005, for inventory valued and determined usable on or before February 23, 2004 as usable. Seller shall retain the excess inventory.

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         2.2 Allocation of Purchase Price. Seller and Buyer agree that the
Purchase Price shall be allocated among the Purchased Assets, real, tangible and intangible, as set forth on Appendix i and Appendix II attached hereto. Seller and Buyer agree: (a) to report the sale and purchase of the Purchased Assets for federal, state, municipal, local and foreign income tax purposes in accordance with the Allocation (b) not to take any position inconsistent with the Allocation on any of their respective income tax returns, reports, information returns or similar documents required to be filed with any Authority (including without limitation IRS Form 8594); and (c) to comply with the applicable information reporting requirements of Section 1060 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder.

                                   ARTICLE 3

         3.1 Closing Date. The sale and purchase of the Purchased Assets shall be consummated at a closing (the "Closing") to be held on January 23, 2004 or at such other time, date and location as agreed upon by the parties (the "Closing Date"). Notwithstanding the foregoing, the Closing must occur on or before January 25, 2004 unless the parties have mutually agreed to extend this date. If the Closing does not occur by January 25, 2004 or such other date that the parties have mutually agreed upon, then this Agreement shall terminate automatically.

         3.2 Deliveries of Seller. At the Closing, Seller shall deliver to Buyer, in form and substance satisfactory to Buyer, the following:

                  (a) physical control of all of the Purchased Assets;

                  (b) duly executed originals of such bills of sale, general warranty deed, assignments and other instruments of sale, conveyance, transfer and assignment as are necessary or appropriate to sell, convey, transfer and assign to Buyer all of Seller's rights, title and interest in and to all of the Purchased Assets, in form and substance reasonably satisfactory to the parties;

                  (c) a certificate of the Seller dated as of the Closing Date, certifying:

                  (i) that all conditions specified in Section 6.2 have been fulfilled or that the satisfaction of any of such conditions has been waived; and

                  (ii) the signatures and authority of the persons/entities, executing this Agreement and all agreements and documents contemplated hereby; and that attached to such certificates are true, correct and complete copies of: the resolutions of Seller authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all agreements, documents and transactions contemplated hereby and the consummation of all transactions and other commitments and obligations contemplated by this Agreement.

         3.3 Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller, in form and substance satisfactory to Seller, the following:

                  (a) the Purchase Price in the manner set forth in Article 2 above;

                  (b) a certificate of Buyer, dated as of the Closing Date, certifying:

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                  (i) that all conditions specified in Section 6.1 have been fulfilled or that the satisfaction of any of such conditions has been waived;

                  (ii) the signatures and authority of the persons executing this Agreement and all agreements and documents contemplated hereby; and that attached to such certificate are true, correct and complete copies of: the resolutions of Buyer which authorize the execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance of all agreements, documents and transactions contemplated hereby and the consummation of all transactions and other commitments and obligations contemplated by this Agreement.

         3.4 Tax Matters. Seller and Buyer shall respectively pay taxes, fees, levies, duties, charges or similar assessments (including, without limitation, interest, penalties and additions) imposed by or payable to any Authority as follows:

                  (a) Seller and Buyer shall each pay one-half (1/2) of all transfer, real property transfer, documentary stamp and other similar taxes and all recording, filing and other fees and costs with respect to the sale and purchase of any of the Purchased Assets;

                  (b) Buyer shall pay all sales and use taxes with respect to the sale and purchase of any of the Purchased Assets; and

                  (c) Seller shall bear responsibility for all income, real property, business and other income taxes and any other items or charges which are properly apportionable under local law or custom shall be apportioned on a per diem basis pro rata as of the Effective Date. Buyer shall bear responsibility for all income, real property and other taxes associated with ownership or use of the Purchased Assets or the Business arising with respect to periods after the Closing Date.

         3.5 Employees. Buyer covenants that it will continue to operate Seller's Business at the current location, and to employ the plant's employees, ON TERMS SET FORTH IN EXHIBIT C, and Buyer will comply with all applicable requirements of the WARN Act in the event that it intends to terminate employees or close the plant. If a "plant closing" or "mass layoff" within the meaning of the WARN Act occurs after or as a result of the Closing, then Buyer will be solely responsible and will comply with all applicable requirements of the WARN Act. Buyer will hold Seller harmless from the results of Buyer's failure so to comply with the WARN Act.

                                   ARTICLE 4

         Seller represents, warrants and agrees as follows:

         4.1 Representations and Warranties of` Seller.

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Seller is authorized to do business in the State of Georgia.

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

                  (b) Seller has the requisite power and authority to enter into this Agreement and the documents and agreements contemplated herein (collectively, the "Transaction Documents") and to consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller. This Agreement and the Transaction Documents have been duly executed and delivered by Seller and, assuming due execution and delivery by Buyer, this Agreement and each of the Transaction Documents constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, and subject, as to enforceability to: (i) bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws affecting creditors' rights generally; and
(ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity). Neither the execution and delivery of this Agreement and the Transaction Documents by Seller nor the consummation of the transactions contemplated hereby constitutes a violation of any provision of the articles of incorporation or bylaws of Seller or violates, or is in conflict with, or constitutes a default under any material agreement or commitment to which Seller is a party or by which Seller is bound, or violates any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

                  (c) The Books and Records and other books, records and work papers of the Seller with respect to the Business and the Purchased Assets will be made available to Buyer for inspection upon the written request of Buyer.

                  (d) Except as contemplated by Section 3.4(c), Buyer shall have no liability to any Authority for or on account of any property, gross receipts, franchise, ad volorem, capital gains, income, transfer, excise or other tax (collectively "Taxes") imposed upon Seller and none of the Purchased Assets shall be subject to any Liens with respect to any Taxes, other than Permitted Encumbrances.

                  (e) Seller has good and marketable title to the Purchased Assets owned by Seller and at the Closing will convey and assign them to Buyer free and clear of Liens other than the Permitted Encumbrances as defined in
Schedule 4.1(e).

                  (f) There are not any controversies pending or, to the knowledge of Seller, threatened between Seller and any of its employees which might reasonably be expected to have a material adverse effect on the conduct of the Business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of Seller, threatened relating to the Business. Seller has not received notice of any claim that Seller has not complied with any laws relating to the employment of an individual or that Seller is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

                  (g) All patents, trademarks, trade names, copyrights and registrations of Seller constituting Purchased Assets, if any, are in good standing, are valid and enforceable and are free from any default on the part of Seller that would have a material adverse effect on Seller. Seller is not licensor nor licensee with respect to any patents, trademarks, trade names, copyrights or registrations or applications therefore that relate to the Business. To the knowledge of Seller, Seller is not in violation of any patent, patent license, trade name, trademark, or copyright of others that relate to the Business.

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

                  (h) No permits are held by Seller in connection with the Business or any of the Purchased Assets except for a non-transferable Professional Occupational License issued annually by the City of Douglas, Georgia.

                   i) The conduct of the Business does not to seller's knowledge violate or infringe any domestic laws, rules or regulations or any applicable material ordinances, including, without limitation, any of the foregoing that pertain to or regulate, or consumer protection, environmental protection, pollution control, disposal of hazardous or toxic waste, health and safety, occupational safety matters or zoning. To the knowledge of Seller, none of the employees, officers, members, shareholders, managers or directors of Seller or any agent of Seller acting in its capacity as such with respect to the operations of the Business, have engaged in any activities which are prohibited under any federal laws, or the regulations promulgated pursuant to such laws, or state or local laws, statutes or regulations or which are prohibited by rules of professional conduct.


                  (j) (i) Seller owns fee simple title to the Real Property;
(ii) the Real Property comprises all of the real property associated with or employed in the Business; (iii) the Business conducted thereon, are in material compliance with all applicable planning, zoning and building codes and ordinances; the consummation of the transactions contemplated herein will not result in a violation of any applicable planning, zoning or building code or ordinance, or the termination of any applicable zoning variances or "grandfathering" now existing; (iv) Seller has not received written notice of a violation of any ordinance or other law, order, regulation or requirement relating to or affecting all or any part of the Real Property, and Seller has not received written notice of condemnation or similar proceedings relating to any part of the Real Property; (v) to the knowledge of the Seller there are no hazardous materials or toxic waste stored or disposed of or otherwise located in, under, over or adjacent to the Real Property nor are there any aboveground or underground storage tanks on or under the Real Property, and (vi) there are no parties in possession of, and to the knowledge of the Seller no one claiming any possession, adverse or not, to or other interest in, any portion of the Real Property and there are no lessees, tenants or subtenants at sufferance, trespassers or otherwise.

                  (k) No representation or warranty by Seller in this Article 4 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by or behalf of Seller as a condition to Closing of this Agreement, contains or will contain any untrue statement of a material fact.

         4.2 Representations and Warranties of Buyer.

         Buyer represents, warrant and agree as follows:

                  (a) Buyer is a duly organized, validly existing corporation in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. Buyer is qualified to do business in the State of Georgia.

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

                  (b) Buyer has the requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been (or will have been prior to the Closing Date) duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Transaction Documents have been duly executed and delivered by Buyer and, assuming due execution and delivery by Seller, constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, and subject, as to enforceability, to: (i) bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws affecting creditors' rights generally and the rights of creditors of insurance companies generally; and (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity). Neither the execution and delivery of this Agreement and the Transaction Documents by Seller nor the consummation of the transactions contemplated hereby constitutes a violation of any provision of the articles of incorporation or bylaws of Seller or violates, or is in conflict with, or constitutes a default under any material agreement or commitment to which Seller is a party or by which Seller is bound, or violates any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

                                   ARTICLE 5

         5.1 Operations. From the date hereof until the Closing Date, except as otherwise expressly provided in this Agreement, Seller, with respect to the Business and the Purchased Assets, shall use its reasonable best efforts to:

                  (i) carry on Business in substantially the same manner as heretofore;

                  (ii) maintain the Purchased Assets and all parts thereof in their current condition, ordinary wear and tear excepted; and

                  (iii) cooperate with Buyer by taking such actions as are reasonably necessary to facilitate a smooth, efficient and successful transition of the Purchased Assets and the Business to Buyer at Closing.

         5.2 Consents and Approvals. Seller shall: (a) promptly apply for and use its commercially reasonable efforts to obtain prior to Closing all consents, approvals, authorizations and clearances from governmental and regulatory Authorities and third parties required to consummate the transactions contemplated hereby and/or to transfer to Buyer the Purchased Assets; (b) provide such information and communications to Authorities as such Authorities may reasonably request; and (c) prepare any document or other information reasonably required by Buyer or reasonably requested of Seller by any such Authorities or third parties, in order to consummate the transactions contemplated hereby.

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         5.3 Employees; Employee Benefit Plans. Seller shall retain all liabilities and obligations for all benefits under the Seller's Employee Benefit Plans, as of the date of closing, regardless of whether any such liabilities and obligations are disclosed on the Financial Statements (including, without limitation, any and all Workers' Compensation, COBRA, health, disability or other benefits due to or for the benefit of any employees of Seller or their covered dependents), but in no event shall Seller retain any liabilities or obligations under the WARN Act for events occurring at or after the date of Closing.

                                   ARTICLE 6

         6.1 Conditions to Closing of Buyer. All of the obligations of Buyer under Articles 1, 2 and 3 of this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which Buyer may waive in its sole discretion:

                  (a) Seller shall have performed and complied in all material respects with all agreements, commitments, covenants and other obligations required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

                  (b) Seller shall have delivered to Buyer all of the deliverables referenced in Section 3.2;

                  (c) the representations and warranties of Seller contained in this Agreement and the Schedules hereto shall be true and correct in all material respects at and as of the Closing Date and Buyer shall have received a certificate of Seller dated as of the Closing Date to such effect;

                  (d) all material authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other actions (collectively "Authorizations") required with or from any governmental entity (including without limitation receipt of licenses (or commitments to issue licenses) necessary for Buyer to own and operate the Business as currently conducted, necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, shall have been duly obtained and shall be reasonably satisfactory to Buyer. No such consent or approval shall impose on Buyer any condition or provision or requirement with respect to the Business that is more restrictive in any material respect than or different in any material respect from the conditions imposed upon such operation prior to Closing, without Buyer's prior written approval;

                  (e) no suit, action, investigation, inquiry or other proceeding by any Authority or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before any Authority to restrain or prohibit the transactions contemplated by this Agreement and no adverse decision shall have been made by any such Authority which is reasonably likely to materially adversely affect the Purchased Assets. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, materially restrict, impair or delay the consummation of the transactions contemplated hereby or materially restrict or impair the ability of Buyer to own the Purchased Assets or to conduct the Business relating thereto;

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                  (f) Buyer's receipt of standard ALTA fee Owner's title
insurance policy, at buyer's expense, insuring title (at standard market rates for fee simple title) to the Real Property in Buyer, subject only to the Permitted Encumbrances, in the aggregate amount of no more than the market value of the Real Property, issued through Lawyers Title;

                  (g) there shall have been no material adverse change since the date hereof in the Purchased Assets and subject to Section 3.4 Seller shall have paid through the Closing Date, all obligations and liabilities of Seller when due;

                  (h) Seller and Buyer will enter a lease agreement in the form of Exhibit B for a portion of the buildings located at 2122 Broxton Road, which is now being used for the manufacturing of product and warehousing of material; and

                  (i) Buyer's Board of Directors shall have approved this Agreement and the transactions contemplated hereunder.

         6.2 Condition to Closing of Seller. All of the obligations of Seller under Articles 1, 2 and 3 of this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which Seller may waive in its sole discretion:

                  (a) Buyer shall have performed and complied in all material respects with all agreements, commitments, covenants and other obligations required by this Agreement to be performed or complied with by Buyer prior to or at the Closing;

                  (b) Buyer shall have delivered to Seller all of the deliverables referenced in Section 3.3;

                  (c) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and Seller shall have received a certificate of Buyer dated as of the Closing Date to such effect.

                                   ARTICLE 7

         7.1 Reasonable Efforts/Further Assurances. Each party shall use all commercially reasonable efforts, to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement. Upon the reasonable request of another party, each party agrees to take any and all actions, including, without limitation, the execution of certificates or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement or to more fully vest in Buyer, Seller's rights, title and interest in and to the Purchased Assets.

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         7.2 Publicity. No party shall issue any press release, public statement or announcement or make any other disclosure relating to this Agreement or the transactions contemplated by this Agreement without the written prior approval of the other party in each instance, except to the extent such disclosure is required by applicable law (in which case such party shall use all reasonable efforts to give the other party prior notice thereof).

         7.3 Expenses. Except as otherwise provided in this Agreement, Seller and Buyer shall each bear their respective expenses incurred in connection with the negotiation, execution, delivery and implementation of this Agreement or the transactions contemplated by this Agreement, including, without limitation, all accounting, legal, financial advisory and other expenses, whether or not the transactions contemplated by this Agreement are consummated.

         7.4 Relationship of the Parties. Nothing contained herein shall be deemed to create a joint venture or other fiduciary relationship between Seller and Buyer. Neither Seller nor Buyer, nor their respective officers, directors, employees, representatives or agents, shall be deemed to be agent or servant of the other party nor have the right or authority to enter into any contract, agreement, commitment or other obligation in the name of or on behalf of the other party or otherwise purport to bind the other party in any manner.

         7.5 Confidentiality. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of non-public documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which: (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party;
(b) is known to the public and did not become so known through any violation of a legal obligation; (c) became known to the public through no fault of such party; or (d) is later lawfully acquired by such party from other sources. Except as required by law or deemed advisable under applicable law in the reasonable opinion of counsel, and except for disclosures to its directors, officers, employees, counsel, accountants and other advisors involved in the negotiations leading to the consummation of the transactions contemplated hereby, who shall be advised of the confidentiality requirements herein, no party hereto shall disclose to any person the Purchase Price, the terms or provisions of this Agreement or the content of any discussions or communications between the parties.

         (7.6) Relief. The parties acknowledge that their failure to comply with the provisions of Section 7.5 will give rise to damages which may be impossible to measure accurately, and that injuries sustained from any such breach will be incalculable and irremediable. Therefore, it is agreed that each of the parties shall be entitled to, in addition to all other remedies at law, equitable relief, including without limitation an injunction or order of specific performance, in any court of competent jurisdiction, in the event of any breach by the other parties of Section 7.5. Should litigation be necessary to enforce any provision hereof, the prevailing party shall be entitled to recover all costs, including reasonable attorney's fees, incurred prior to suit or after suit, and in all court proceedings, including appellate courts.

         7.7 Maintenance and Furnishing of Information.

                  (a) Seller and Buyer agree that, for a period of six (6) years after the Closing Date (or such longer period as may be required by applicable law), it shall not destroy, discard or otherwise render unavailable any books, records, documents, data or other information relating principally to the conduct of the Business or the ownership or operation of the Purchased Assets prior to the Closing Date (the "Information"), without first offering the other party in writing the opportunity to obtain possession thereof at such other party's sole expense, provided however Seller may destroy or archive documents in accordance with its standard practices applicable to its own documents.

                  (b) Subject to Section 7.7(a), Seller and Buyer agree to maintain easy and ready access and to make available to the other party, at reasonable times after reasonable request therefore and at the requesting parties' sole expense, any Information for the purpose of: (i) preparing for, prosecuting or defending any suit, action, litigation or administration, arbitration or other proceeding or investigation (other than one by or against the non-requesting party) by or against the requesting party; (ii) preparing and filing any Tax return or election relating to the Purchased Assets, the Excluded Assets or the Excluded Liabilities and/or preparing for or defending any examination of Tax or Tax return by any Authority; or (iii) any other legitimate purpose ("Authorized Purpose"). The party requesting such information shall reimburse the party providing such Information for out-of-pocket costs and expenses incurred by the party providing such Information.

         7.8 Regulatory Approvals. From the date hereof until the Closing Date, Buyer shall: (a) apply for all consents, licenses, permits, approvals, authorizations and clearances of governmental and regulatory Authorities required of it to consummate the transactions contemplated hereby; (b) provide such information and communications to Authorities as such Authorities may reasonably request; and (c) prepare any document or other information reasonably required of Buyer by any such Authorities, in order to consummate the transactions contemplated hereby.

         7.9 Nature and Survival of Representations and Warranties; Indemnification.

                  (a) Events of Default. A breach in any material respect of any representation or warranty by a party, or a breach as a result of the failure of any of such party to perform in any material respect any of its respective agreements, covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the indemnification set forth in Section 7.9(c) or Section 7.9(d) hereof, as the case may be.

                  (b) Survival of Representations, Etc. Except for representations and warranties pertaining to title of the Purchased Assets and environmental matters, all representations and warranties made by a party in this Agreement or in any Appendix, Exhibit, Schedule, certificate, document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the other party, shall survive the Closing for one year. Representations and warranties with respect to title to the Purchased Assets and environmental matters shall survive the Closing to the extent provided by applicable statutes of limitations.

                  (c) Indemnification to Buyer. From and after the Closing Date, Seller shall indemnify and hold Buyer harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to any of the following: (i) the representations and warranties set forth in this Agreement or in any other document, Schedule, instrument or certificate furnished to Buyer by or on behalf of Seller in connection herewith not being true and correct in all material respects on the Closing Date; (ii) any breach, violation or nonperformance in any material respect of a covenant, agreement or obligation to be performed hereunder on the part of Seller; (iii) any claims against, or liabilities or obligations of Seller not specifically assumed by Buyer pursuant to this Agreement; or (iv) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to this Section 7.9(c) or the enforcement of this Section 7.9(c).

                  (d) Indemnification to Seller. From and after the Closing Date, Buyer shall, indemnify and hold Seller harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to any of the following: (i) the representations and warranties set forth in this Agreement or in any other document, Schedule, instrument or certificate furnished to Seller by or on behalf of Buyer in connection herewith not being true and correct in all material respects on the Closing Date; (ii) any breach, violation or nonperformance in any material respect of a covenant, agreement or obligation to be performed hereunder on the part of Buyer; or (iii) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to this Section 7.9(d) or the enforcement of this Section 7.9(d).

                  (e) Limitation on Indemnities. Notwithstanding the foregoing, and except with respect to claims for indemnity based on breaches of representations and warranties with respect to title, inventory or with respect to the Georgia bulk sales law, neither party shall be obligated to indemnify the other party for any individual claim of less than $15,000, and not unless and until the amount of all other claims for indemnification exceeds $150,000 in the aggregate, and then only for amounts in excess of $150,000, and then only up to a maximum of $2,500,000 in the aggregate.

                                   ARTICLE 8

                  8.1 Bulk Sales Waiver. Buyer and Seller hereby waive any compliance with applicable bulk sales transfer law. Seller represents and warrants that the creditors with respect to the conduct of the Business or the ownership or operation of the Purchased Assets have been paid in full prior to the Closing Date, or within such other period as is normally permitted by such creditors in the ordinary course of business.

                  8.2 Assignment, Waiver, Amendment. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party. No assignment by Buyer pursuant to the first sentence of this
Section 8.2 shall have the effect of relieving Buyer of any of its obligations under this Agreement. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon any party unless confirmed in writing. No waiver by any party of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except by a writing executed by the parties.

         8.3 Interpretation; Headings. This Agreement shall not be construed more strictly against any party hereto regardless of which party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by the parties. The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

         8.4 Binding Effect; Benefits. Subject to Section 8.2, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.5 Governing Law, Entire Agreement, Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the principles of conflicts of laws. This Agreement, together with all Exhibits, Appendices and Schedules to this Agreement and the other Transaction Documents contemplated hereby (all of which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties and specifically supersedes any other agreement or understanding among the parties related to the subject matter hereof. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

         8.6 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given if delivered or mailed, certified mail, postage prepaid as to each of the parties hereto or by facsimile transmission, receipt acknowledged, at the respective addresses and facsimile numbers set forth on Schedule 8.6 (or at such other address as to which any such party may have notified the other parties pursuant to the terms hereof).

         8.7 Counterparts: Fax Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.


         IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Agreement as of the day and year first above written.

ATTEST:                                     FLEETWOOD HOMES OF GEORGIA, INC.


/s/ Larry A. Krepps                         By: /s/ Larry Mace
-------------------------                      --------------------------
                                                Authorized Officer



                                            DECORATOR INDUSTRIES, INC.


/s/ Michael K. Solomon                      By: /s/ William A. Bassett
-------------------------                       -------------------------
                                                Authorized Officer

                                   APPENDIX i
                                   ----------


                                   REAL ESTATE
                                   -----------


         All that certain tract of parcel of land lying and being situate in the City of Douglas, in Original Land Lot No. 190 in the 6th Land District of coffee County, Georgia and being more particularly described as follows:

         Being all of that certain 3.79 acres as shown and depicted on a certain plat prepared by Statewide Surveying Company, dated March 16, 1994 and recorded in Plat Book 71, page 17, Public Records, Coffee County, Georgia, which plat is incorporated herein by reference as a part of this description.

         The property is located at 2118 Broxton Road, Hwy. 441 North, Douglas, Georgia


         The following values are placed upon real estate of Fleetwood Drapery, based upon cost or assessed value for property taxes:

         Land                       $ 20,000

         Building                   $540,000
                                    --------

         Total Real Estate          $560,000

                                   APPENDIX II
                                   -----------

                                    EQUIPMENT
                                    ---------

Note:  Listing of Fixed Assets attached hereto.
-----------------------------------------------

The listing of fixed assets provided herewith is subject to verification through performance of a physical inventory, which is to be performed prior to January 24, 2004. Seller represents that this list represents, to the best of Seller's knowledge, all machinery & equipment, vehicles and furniture & fixtures currently being used at this operation in connection with the Business and that no such equipment has been removed or sold since inception of discussions regarding this sale.

The following values are placed upon machinery, equipment, furniture, fixtures, vehicles, tools, and supplies, which are valued based upon cost, tax assessment and/or fair market value: $440,000.

                                  APPENDIX III
                                  ------------

                                    INVENTORY
                                    ---------

A listing of raw material and work in process inventory will be prepared upon completion of a physical inventory to be taken on Friday, January 23 and Saturday, January 24, 2004 and agreed upon by both parties. The anticipated value net of reserve for excess, obsolete or damaged inventory is $1,650,000.

                                SCHEDULE 4.1 (h)
                                ----------------

                             PERMITTED ENCUMBRANCES
                             ----------------------


         For purposes of this Agreement, "Permitted Encumbrances" shall mean:

                  (i) any Lien for Taxes: (A) not yet delinquent or (B) being contested in good faith by appropriate proceedings and, in each case, fully reserved against Seller on the Financial Statements (notwithstanding the forgoing, all amounts due with respect to such Liens shall remain Excluded Liabilities);

                  (ii) all easements, covenants, conditions, assignments, defects, restrictions, exceptions, reservations and other encumbrances, whether recorded or unrecorded, disclosed by the title examination being obtained by Buyer, which in Buyer's sole reasonable discretion do not interfere with the use or operation of the Purchased Assets as the same are currently being used and operated or which in Buyer's sole reasonable discretion do not render title to any portion of the Real Property unmarketable;

                  (iii) any Liens, exceptions, objections or other matters which are caused or created by or on behalf of Buyer or anyone acting by, through or under Buyer;

                  (iv) any state of facts, encroachments, overlaps or title defects which in Buyer's sole reasonable discretion do not interfere with the use or operation of any Purchased Asset as the same is currently being used and operated or which in Buyer's sole reasonable discretion do not render title to any portion of the Real Property unmarketable.

                                   EXHIBIT B
                                   ---------

                     LEASED BUILDING USED FOR MANUFACTURING
                     --------------------------------------


Portions of the leased buildings located next door at 2122 Broxton Road, Highway 441 North, Douglas, Georgia, is used for part of the manufacturing processes of Fleetwood Drapery. Fleetwood will lease this facility to Decorator for an initial period of six months for the amount of $1. This lease is renewable at the option of Decorator for an additional 6 months for $1 if Decorator determines it is necessary to be used for the manufacture of product for Fleetwood.

Building A (Fleetwood Eastern Region office building): Metal building; 8,000 square feet; front half is office space with approximately 4,000 square feet in back used for window covering production, wood shop and pillow blowing. No sprinkler system. Building is about 35 years old.

Building B: Metal building, approximately 50,000 square feet; utilized for fabric storage for the window coverings operation; other half used for warehousing of Continental Imports product. Does have sprinkler system and has fire alarm. Building is about 35 years old.

                                    EXHIBIT C
                                    ---------

January 22, 2003

To:  Fleetwood Drapery Associates

Decorator Industries, Inc. (DI) will be offering employment-at-will to Fleetwood Drapery Associates in Douglas, Georgia. During your employment with DI, you will be provided with the following benefits:

PAY RATE
--------

Your pay rate with DI will remain the same as it was with Fleetwood Drapery. Your conditions of employment will be as outlined in the attached Employee Manual.

MEDICAL BENEFITS
----------------

If you are currently enrolled in Fleetwood's Medical Plan, your medical benefits may continue under the Consolidated Omnibus Budget Reconciliation Act (COBRA). However, to continue receiving medical benefits with this plan, you must elect coverage under COBRA.

Under the "COBRA" coverage, DI will continue to match any contribution Fleetwood had been contributing to your medical plan. When you present a copy of your COBRA election form DI will reimburse you for 75% of the monthly cost. In the following months that you are employed with DI, we will reimburse you for 75% of the cost when you present your monthly statement from Principal. You will be responsible for mailing your payment directly to Principal.

HOLIDAYS
--------

Employees who work the last scheduled work day prior to and the first scheduled workday after the holidays, will be paid for the following:
         1.       Memorial Day
         2.       Fourth of July

SEVERANCE/RETENTION BONUS
-------------------------

Employees who continue their satisfactory employment with DI until their job is terminated will be paid a severance/retention bonus based on the following seniority:
                           EMPLOYED                             PAID
                           --------                             ----
                           6 months - 5 years                 (2 weeks)
                           5 years +                          (3 weeks)

PLEASE NOTE, IF AN EMPLOYEE LEAVES THE COMPANY PRIOR TO THEIR JOB BEING TERMINATED, THEY WILL NOT BE ELIGIBLE FOR THE SEVERANCE/RETENTION BONUS.

We greatly appreciate your support during this transition period.



-----------------------------
William A. Bassett
President, CEO

                                  Schedule 1.3

                     Liabilities of Seller Assumed by Buyer


There is one item of leased equipment, a copy machine. The lease expires in March 2004. Monthly lease payments are $125. It is expected that the copy machine will be returned to the leaser at the end of the lease term.

The software (other than the source code) used by the Business is owned by Seller is being sold to Buyer, but Seller pays maintenance fees to Southeastern Computer of $600 per month.

There is a month-to-month lawn service contract at $175 per month.